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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

    Jeffers                     Bernard                      O.
    ----------------------------------------------------------------------------
    (Last)                      (First)                        (Middle)

    7914 Low Tide Court


    ----------------------------------------------------------------------------
                               (Street)

    Paedena                    Maryland                         21122



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        (City)                      (State)                           (Zip)
    ----------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)        September 11, 2001
                                                              ------------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------
4.  Issuer Name and Ticker or Trading Symbol    First Capital Bancshares, Inc. -
                                                --------------------------------
    FNSC.OB
    -------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer              X                    ___ Other
                        (give title below)  --- 10% Owner       (specify below)
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
    ____ Form Filed by One Reporting Person

     X Form filed by More than One Reporting Person
    ---

             Table I--Non-Derivative Securities Beneficially Owned
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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock,              59,380/1/               D
$0.01 par value
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================================================================================


If the form is filed by more than one reporting person, see Instruction 5(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


_________________
          /1/ In accordance with General Instruction 5(b)(v) to Form 3, this filing on Form 3 is a joint filing. The designated filer, Bernard Odell Jeffers, beneficially owns these 59,380 shares of common stock, $0.01 par value, jointly with Evelyn Faye Jeffers. See attached listing.

                                                                          (Over)
                                                                     Page 1 of 3

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                              ATTACHMENT TO FORM 3

In accordance with General Instruction 5(b)(v) to Form 3, this filing on Form 3 is a joint filing. The designated filer, Bernard Odell Jeffers, beneficially owns the 59,380 shares of common stock, $0.01 par value, of First Capital Bancshares, Inc. listed above jointly with Evelyn Faye Jeffers. Evelyn Faye Jeffers resides at 7314 Low Tide Court, Pasedena, Maryland, 21122. The 59,380 shares of common stock, $0.01 par value, of First Capital Bancshares, Inc.held jointly with Bernard Odell Jeffers are the only Non-Derivative Securities and Derivative Securities of First Capital Bancshares, Inc. beneficially owned by Evelyn Faye Jeffers and Bernard Odell Jeffers. The date of event requiring this attachment to Form 3 is September 11, 2001.

                                                                     Page 2 of 3


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
FORM 3
(continued)    Table II - Derivative Securities Beneficially Owned (e.g., Puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security    2. Date Exercisable  3. Title and Amount of Securities   4. Conver-  5. Owner-     6. Nature of
   (Instr. 4)                         and Expiration       Underlying Derivative Security      sion or     ship          Indirect
                                      Date                 (Instr. 4)                          Exercise    Form of       Beneficial
                                      (Month/Day/Year)                                         Price of    Deri-         Ownership
                                   ------------------------------------------------------      Deri-       vative        (Instr. 5)
                                                                                               vative      Security:
                                      Date      Expira-        Title            Amount         Security    Direct
                                      Exer-     tion                            or                         (D) or
                                      cisable   Date                            Number                     Indirect
                                                                                of Shares                  (I)
                                                                                                           (Instr. 5)
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

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Explanation of Responses:

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.       /s/ Bernard O. Jeffers      10/10/2001
                                                                                             ---------------------------  ----------
see 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                                      Bernard O. Jeffers             Date
Note:  File three copies of this Form, one of which must be manually signed.  If space
provided is insufficient, see Instruction 6 for procedure.                                    /s/ Evelyn Faye Jeffers     10/10/2001
                                                                                             ---------------------------  ----------
                                                                                              Evelyn Faye Jeffers            Date


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